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                                                                    EXHIBIT 99.1

FOR IMMEDIATE RELEASE                           Contact:    Stephen Kiel
                                                            Ground Round
                                                            617-380-3115


                GROUND ROUND RESTAURANTS SIGNS COMMITMENT LETTER
                         FOR SALE-LEASEBACK OF 20 SITES


            BRAINTREE, Mass., September 10, 1997 - Ground Round Restaurants, Inc. (Nasdaq: GRXR) announced today that the Company has entered into a commitment letter on Sept. 9 1997, with CNL Fund Advisors, Inc., to sell and leaseback between 15 and 20 restaurants to CNL Group, Inc. and its affiliates for between $15 and $20 million in cash. Proceeds will be used to reduce bank debt by approximately 40 percent as well as for general corporate purposes. Closing is scheduled for Sept. 30, 1997, subject to satisfaction of certain conditions, including satisfactory completion of certain due diligence review by CNL, and approval by the Company's commercial lenders. There can be no assurance that the transaction will close or not be delayed.

            On Sept. 2, 1997, the Company announced that it had entered into a Merger Agreement with GRR Merger Corp., a company formed by Boston Ventures Management, Inc., pursuant to which GRR Merger Corp. initiated a tender offer for all of the Company's outstanding shares of common stock on Sept. 8, 1997.

            "Completion of the sale and leaseback transaction will satisfy one of the conditions required by the Company's lenders under the Letter of Intent dated August 29, 1997, to amend and extend the Company's existing credit agreement," stated Stephen Kiel, the Company's chief financial officer. "Other conditions include consummation of the GRR tender offer and receipt
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by the Company of an equity infusion of not less than $7.5 million for working capital purposes following the merger."

            Ground Round Restaurants, Inc. operates 121 company and franchises 41 family- oriented, full-service, casual dining restaurants in the Northeast, Mid-Atlantic and Midwest regions of the United States.

September 10, 1997